As filed with the Securities and Exchange Commission on August 3, 2005.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	43-1665523 (I.R.S. Employer Identification No.)

531 Vine Street Poplar Bluff, Missouri 63901

(Address of principal executive offices) (Zip Code)

SOUTHERN MISSOURI BANCORP, INC.
2003 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Martin L. Meyrowitz, P.C.
Beth A. Freedman, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership
including professional corporations)
1700 Wisconsin Avenue, NW
Washington, DC 20007

(Name and address of agent for service)
(202) 295-4500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	100,000 shares	$14.40 (1)	$1,440,000 (1)	$183.00 (1)

  Estimated in accordance with Rule 457(h), solely for the purpose of calculating the registration fee. The shares being registeredhereby are being registered based upon the average of the high and low prices per share of the common stock on the Nasdaq NationalMarket of $14.40 per share on August 1, 2005.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Southern Missouri Bancorp, Inc. 2003 Stock Option and Incentive Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

            Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Certain Documents by Reference .

            The following documents previously or concurrently filed by Southern Missouri Bancorp, Inc. (the "Company") with the Commission are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the "Prospectus"), which Prospectus has been or will be delivered to the participants in the Plan covered by this Registration Statement:

1.	Southern Missouri Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 as filed with the SEC on September 28, 2004.

2.	Southern Missouri Bancorp, Inc.'s proxy statement for its annual meeting of stockholders held on October 18, 2004 as filed with the SEC on September 24, 2004.

3.	Southern Missouri Bancorp, Inc.'s Quarterly Report on Form 10-QSB for the three and nine months ended March 31, 2005, as filed with the SEC on May 13, 2005.

4.	The description of the common stock, par value $.01 per share, of Southern Missouri Bancorp, Inc. contained in its Registration Statement on Form S-1 (File No. 333-2320) as filed with the SEC on January 3, 1994.

            This incorporation by reference of the Company's proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K).

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

            The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should

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be directed to: Greg A. Steffens, President, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901; telephone number (573) 778-1800 .

            All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Nine of the Company's Articles of Incorporation provides for indemnification of directors and officers of the Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Missouri law and such law cannot be varied by contract or bylaw. Indemnification is permitted where such person was not adjudged to have engaged in conduct that was (i) knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct or (ii) an accounting for profits has occurred pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Document	Reference to Prior Filing or Exhibit Number Attached Hereto

4.1	Specimen form of common stock certificate of Southern Missouri Bancorp, Inc.	*

4.2	Articles of Incorporation of Southern Missouri Bancorp, Inc.	*

4.3	Bylaws of Southern Missouri Bancorp, Inc.	*

5	Opinion of Silver, Freedman & Taff, L.L.P.	Attached as Exhibit 5

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23	Consent of BKD, LLP	Attached as Exhibit 23.1
	Consent of Kraft, Miles & Tatum, LLC	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

99	Southern Missouri Bancorp, Inc. 2003 Stock Option and Incentive Plan	**
____________________
*	Filed as exhibit to the Company's Form S-1 registration statement filed on January 3, 1994 (File No. 333-2320) and incorporated herein by reference.
**	Filed as an exhibit to the Company's definitive proxy statement for its annual meeting of stockholders held on October 18, 2004, and incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Poplar Bluff, State of Missouri, on August 3, 2005.

SOUTHERN MISSOURI BANCORP, INC.
/s/ Greg A. Steffens Greg A. Steffens, President Principal Executive and Financial and Accounting Officer
Date:	August 3, 2005

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg A. Steffens, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

/s/ Greg A. Steffens Greg A. Steffens, President Principal Executive and Financial and Accounting Officer		/s/ Samuel H. Smith Samuel H. Smith, Director
Date:	August 3, 2005	Date:	August 3, 2005
/s/ James W. Tatum James W. Tatum, Chairman		/s/ Ronnie D. Black Ronnie D. Black, Director and Secretary
Date:	August 3, 2005	Date:	August 3, 2005
/s/ L. Douglas Bagby L. Douglas Bagby, Vice President and Director		/s/ Sammy A. Schalk Sammy A. Schalk, Director
Date:	August 3, 2005	Date:	August 3, 2005
/s/ Rebecca McLane Brooks Rebecca McLane Brooks, Director		/s/ Charles R. Love Charles R. Love, Director
Date:	August 3, 2005	Date:	August 3, 2005
/s/ Charles R. Moffitt Charles R. Moffitt, Director
Date:	August 3, 2005

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EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of BKD, LLP

23.2	Consent of Kraft, Miles & Tatum, LLC

End.